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THE AES CORPORATION AND SUBSIDIARIES

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CALCULATIONS OF RATIO OF EARNINGS TO FIXED CHARGES                   EXHIBIT 12
(in thousand, unaudited)

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
                                                                                YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------------
                                                             1992            1993           1994          1995           1996
                                                             ----            ----           ----          ----           ----
AS DEFINED:
Income from continuing operations before
  income taxes                                            $  65.2         $  89.4        $ 141.8        $ 163.7        $ 185.3
Adjustment for undistributed income, net
  of distributions                                           (2.5)          (10.6)          (5.9)           3.2          (19.9)
Interest expense                                             97.1           125.0          121.8          121.9          137.7
Depreciation of previously capitalized interest               4.0             4.5            4.5            4.5            4.5
Net amortization of issuance costs                            2.8             2.6            3.5            4.6            5.8
                                                           ------         -------        -------        -------        -------
Earnings                                                  $ 166.6        $  210.9       $  265.7       $  297.9       $  313.4
                                                           ======         =======        =======        =======        =======

Interest expensed and capitalized amounts
  (including construction related fixed charges)          $ 118.2        $  127.0       $  123.9       $  131.9       $  164.7
Net amortization of issuance costs (including
     capitalized amounts)                                     3.1             2.5            3.5            4.6            5.8
                                                           ------         -------        -------        -------        -------
Fixed charges                                             $ 121.3        $  129.5       $  127.4       $  136.5       $  170.5
                                                           ======         =======        =======        =======        =======

Ratio of earnings to fixed charges                           1.37 x         1.63 x         2.08 x         2.18 x         1.84 x

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